                                    AMENDMENT

                                       TO

                             PARTICIPATION AGREEMENT

         This Amendment dated as of September 1, 2005 is by and among
Connecticut General Life Insurance Company (the "Company"), a Connecticut
corporation, on its own behalf and on behalf of each separate account of the
Company named in Schedule 1 to Participation Agreement (as defined below),
PREMIER VIT, an open-end diversified management investment company organized under the laws of the State of Massachusetts (the "Fund"), OCC DISTRIBUTORS LLC,
a Delaware limited liability company ("OCC Distributors"), and ALLIANZ GLOBAL
INVESTORS DISTRIBUTORS LLC, a Delaware limited liability company ("AGI
Distributors").

         WHEREAS, the Company, the Fund and OCC Distributors entered into a
Participation Agreement on October 1, 1994 ("Participation Agreement");

         WHEREAS, each of AGI Distributors and OCC Distributors is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended, and is a member in good standing of the National Association of
Securities Dealers, Inc.;

         WHEREAS, the Fund and OCC Distributors desire that OCC Distributors be replaced as the Fund's principal underwriter by AGI Distributors; and

         WHEREAS, the parties to the Participation Agreement desire to amend the
Participation Agreement so that AGI Distributors is substituted for OCC
Distributors as a party to such agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

         1. Substitution. Subject to the terms and conditions contained herein, the Company and the Fund hereby agree that AGI Distributors is substituted for
OCC Distributors as party to such agreement, effective September 15, 2005. AGI
Distributors hereby agrees to be a party to the Participation Agreement and to undertake all of OCC Distributors' duties and obligations under the
Participation Agreement, including those duties and obligations existing prior to this amendment.

         2. No Termination. The parties agree that this amendment shall not constitute a termination of the Participation Agreement for purposes of Section
10 of the Participation Agreement, and that the Participation Agreement, as amended, shall remain in full force and effect after the novation.

         IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed by a duly authorized representative as of the day and year first above written.

CONNECTICUT GENERAL LIFE               PREMIER VIT
INSURANCE COMPANY

By: /s/ Jeffrey S. Winer               By: /s/ Brian S. Shlissel
   ------------------------               ----------------------------
Name: /s/ Jeffrey S. Winer             Name: Brian S. Shlissel
Title: Vice President                  Title: President & CEO

OCC DISTRIBUTORS                       ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By: /s/ Francis C. Poli                By: /s/ E. Blake Moore, Jr.
   ------------------------               ----------------------------
Name: Francis C. Poli                  Name: E. Blake Moore, Jr.
Title: CEO                             Title: Managing Director & CEO